Exhibit 10.5

OPTION AGREEMENT

This Agreement is made on this 28th day of November, 2013 by and between DHT HOLDINGS, INC., a corporation organized and existing under the laws of Marshall Islands, having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (hereinafter called the “BUYER”), the party of the first part and HYUNDAI HEAVY INDUSTRIES CO., LTD., a company organized and existing under the laws of the Republic of Korea, having its principal office at 1000 Bangeojinsunhwan-doro, Dong-Gu, Ulsan, Korea (hereinafter called the “BUILDER”), the party of the second part.

WHEREAS :

A.
The BUYER and the BUILDER have entered into two shipbuilding contracts, each dated 28th day of November, 2013, (the “CONTRACTS “)  for the construction and sale of two (2) units of 300,000 DWT Class Crude Oil Carrier having the BUILDER’s Hull Nos. 2748 and 2749 (hereinafter called the “FIRM VESSELS”)

B.
The BUILDER has granted to the BUYER an option to purchase a further one (1) identical vessel (hereinafter called the “OPTIONAL VESSEL”) from the BUILDER on the terms and conditions stipulated hereunder.

NOW, THEREFORE, both parties hereby agree as below:

1.	Type and Number of the OPTIONAL VESSEL

One (1) unit of 300,000 DWT Class Crude Oil Carrier

2.	Price (Ex-yard & Net-Receivable)

United States Dollars Ninety Two Million, Seven Hundred and Thirty Seven Thousand (US$ 92,737,000.-)

3.	Payment Terms

- Twenty percent (20%) of the price	: upon Signing Contract
- Ten percent (10%) of the price	: within Six (6) months after Signing Contract
- Ten percent (10%) of the price	: upon Steel Cutting
- Ten percent (10%) of the price	: upon Keel Laying
- Fifty percent (50%) of the price	: upon Delivery

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4.	Delivery (Ex-yard)

The OPTIONAL VESSEL shall be delivered within the 4th quarter of 2016 at the BUILDER’s shipyard in Ulsan, with the scheduled date of delivery of the OPTIONAL VESSEL being mutually agreed between the BUILDER and the BUYER at the time of entry into the OPTIONAL CONTRACT (as defined below).

5.	Option Declaration

The BUYER’s option for the OPTIONAL VESSEL shall be declared no later than midnight, Korean time on 27th day of December, 2013.

If the BUYER shall not declare the option within the time-limit above, then, this Agreement shall be automatically null and void without either party hereby incurring any liability to the other.

6.	Contract

The shipbuilding contract for the OPTIONAL VESSEL (the “OPTIONAL CONTRACT”) shall be executed by and between the BUYER and the BUILDER within close of business London time on the 8th day of January 2014, in the form identical to the CONTRACTS for the FIRM VESSELS with logical amendments only thereto.

7.	Specifications/Plans

The Specifications for the OPTIONAL VESSEL shall be identical to the Contractual Specifications for the FIRM VESSELS.

The plans and drawings as applied or to be applied to the FIRM VESSELS and the selection of the makers from the Maker’s List for the FIRM VESSELS shall apply to the OPTIONAL VESSEL and no further/separate submissions or approvals of the above mentioned plans and drawings shall be necessary.

Both parties hereby agree that any changes and/or modifications of the Specifications for the FIRM VESSELS agreed or to be agreed upon by the BUYER and the BUILDER during the construction of the FIRM VESSELS shall automatically apply to the OPTIONAL VESSEL in the same manner applied to the FIRM VESSELS, making the OPTIONAL VESSEL an identical ship to the FIRM VESSELS.

8.	Refund Guarantee

The BUILDER shall provide the BUYER with the Refund Guarantee issued by a Korean bank or financial institutions acceptable to the BUYER.

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9.	Performance Guarantee

If the contractual buyers of the OPTIONAL VESSEL are to be a special purpose company or a company who has no substance, then the BUYER shall, upon signing contracts, provide the BUILDER with an irrevocable and unconditional Corporate Guarantee issued by the BUYER for the due and faithful performance by the buyer of all its liabilities and responsibilities under the OPTIONAL CONTRACT including, but not limited to, the payment of the contract price and taking delivery of the OPTIONAL VESSEL.

10.	Entire Agreement

This Agreement shall constitute the only and entire agreement between the parties and unless otherwise expressly agreed between the parties, all other agreement oral or written, made and entered into between the parties prior to the execution of this Agreement  shall be null and void.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the English laws.

IN WITNESS WHEREOF, both parties have caused this Agreement to be duly executed on the day and year first above written.

For and on behalf of the BUYER			For and on behalf of the BUILDER

By	:	/s/ Trygve P. Munthe	By	:	/s/ Sam H. Ka

Name	:	Trygve P. Munthe	Name	:	Sam H. Ka

Title	:	President	Title	:	Attorney-in-fact

By	:	/s/ Svein M. Harfjeld

Name	:	Svein M. Harfjeld

Title	:	CEO

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